Exhibit 99.1

F-1

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Aurios Inc.

We have audited the accompanying balance sheets of Aurios Inc. as of December 31, 2013 and 2012 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aurios Inc. at December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Semple, Marchal & Cooper, LLP

Certified Public Accountants

Phoenix, Arizona
March 21, 2014

F-2

AURIOS INC.

BALANCE SHEETS

	December 31, 2013	December 31, 2012

ASSETS
Current Assets:
Cash	$758	$318
Inventory	-	2,310
Other assets	-	474

Total Assets	$758	$3,102

LIABILITIES AND STOCKHOLDERS’ EQUITY / (DEFICIT)
Current Liabilities:
Accounts payable	$102,512	$90,622
Accrued interest	10,506	23,150
Notes payable - related parties	91,068	36,820
Total Current Liabilities	204,086	150,592
Long-Term Liabilities:
Notes payable - related parties	-	95,369
Total Liabilities	204,086	245,961
Stockholders’ Equity / (Deficit):
Convertible preferred stock - no par value; 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock - no par value; 90,000,000 shares authorized, 3,678,000 shares issued and outstanding at December 31, 2013 and 2012, respectively	197,795	197,795
Additional paid-in capital	98,936	37,124
Accumulated deficit	(500,059)	(477,778)
Total Stockholders’ Equity/(Deficit)	(203,328)	(242,859)
Total Liabilities and Stockholders’ Equity / (Deficit)	$758	$3,102

The Accompanying Notes are an Integral

Part of the Financial Statements

F-3

AURIOS INC.

STATEMENTS OF OPERATIONS

	Years Ended
	December 31,
	2013	2012

Sales	$-	$8,908

Cost of Sales	-	7,884

Gross Profit	-	1,024

General and Administrative Expenses	48,824	57,185

Loss from Operations	(48,824)	(56,161)

Other (Income) /Expense	(32,200)	(50,570)
Interest Expense	5,657	8,797
Total Other (Income) /Expense	(26,543)	(41,773)

Net Loss	$(22,281)	$(14,388)

Loss per share - basic and diluted	$(0.01)	$(0.00)

Weighted average shares outstanding	3,678,000	3,678,000

The Accompanying Notes are an Integral

Part of the Financial Statements

F-4

AURIOS INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

For the years ended December 31, 2013 and 2012

	Common Stock		Preferred Stock		Paid-in	Accumulated	Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)

Balance at December 31, 2011	3,678,000	$197,795	-	$-	$37,124	$(463,390)	$(228,471)

Net loss for the year ended December 31, 2012						(14,388)	(14,388)

Balance at December 31, 2012	3,678,000	197,795	-	-	37,124	(477,778)	(242,859)

Capital contribution					61,812		61,812

Net Loss for the year ended December 31, 2013						(22,281)	(22,281)

Balance at December 31, 2013	3,678,000	$197,795	$-	$-	$98,936	$(500,059)	$(203,328)

The Accompanying Notes are an Integral

Part of the Financial Statements

F-5

AURIOS INC.

STATEMENTS OF CASH FLOWS

	Years Ended
	December 31,
	2013	2012

Increase / (Decrease) in Cash flows
Cash flows from operating activities:
Net Loss	$(22,281)	$(14,388)
Adjustments to reconcile net loss to net cash used by operating activities:
Amortization of debt discount	-	1,702
Inventory reserve	1,155	-
Changes in Assets and Liabilities:
Accounts receivable	-	2,250
Inventory	-	(115)
Other assets	-	(474)
Accounts payable	13,168	683
Deferred income	-	(16,500)
Accrued interest	5,398	6,077

Net cash used by operating activities	(2,560)	(20,765)

Cash flows from financing activities:
Proceeds from notes payable - related party	10,025	16,820
Repayment of notes payable - related party	(7,025)	(3,000)
Net cash provided by financing activities	3,000	13,820

Net change in cash and cash equivalents	440	(6,945)

Cash and cash equivalents at beginning of period	318	7,263

Cash and cash equivalents at end of period	$758	$318

Supplemental Information:
Interest paid	$116	$1,018
Income taxes paid	$-	$-

Non-cash investing and financing activities
Related party debt and accrued interest converted to equity	$61,812	$-

The Accompanying Notes are an Integral

Part of the Financial Statements

F-6

AURIOS INC.

NOTES TO FINANCIAL STATEMENTS

Note 1
Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates

Nature of Corporation

Aurios Inc. (the “Company” or “we”) is a corporation which was formed under the laws of the State of Arizona on August 7, 2001. Its principal business activity was the marketing of vibration and motion control technology to the audio/video markets. The Company’s sales occurred throughout the United States. The Company is a former wholly-owned subsidiary of True Gravity Enterprises Inc. (“TGE”). On December 31, 2007, the principal shareholder, who is also a director and officer of the Company, purchased all of the stock owned by TGE. Through June 30, 2007, TGE paid all Company expenses including payroll and vendors. It charged the Company $1,500 per month as a rent and management fee. Beginning June 30, 2007, the Company began paying its vendors, but continued to contract with TGE for rent and for certain services performed by TGE. On February 25, 2010, TGE sold substantially all of its assets to Advanced Vibration Technologies Inc., an Arizona corporation (“AVT”). Pursuant to a Management and Rental Agreement between AVT and the Company, the Company entered into an agreement to pay AVT $1,500 per month for rent and certain management services. This agreement expired on July 31, 2010. The Company no longer pays a management or rental fee. Effective December 31, 2012, the AVT License that granted us a non-exclusive world-wide license to produce and sell our products was terminated. As such, we no longer have revenue generating operations. We are now a shell company with nominal assets and are seeking a new business opportunity.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates are used when estimating the fair values of stock-based issuances, as well as the recoverability of inventory. These are discussed in the respective notes to the financial statements.

Revenue Recognition

The Company previously derived its revenues primarily from the sale of vibration and motion control devices through sales from the Company’s website and its distributors. Revenues were recognized at the time the sale was completed and shipped. Once shipped, title to the products, as well as the risks and rewards of ownership, were passed to the customers.

Advertising Costs

Advertising costs are expensed as incurred. The Company incurred no advertising expense for the years ended December 31, 2013 and 2012.

Cash and Cash Equivalents

For financial accounting purposes, cash and cash equivalents are considered to be all highly liquid investments with a maturity of three (3) months or less at the time of purchase.

Accounts Receivable

The Company provided for potentially uncollectible accounts receivable by use of the allowance method. The allowance was provided based upon a review of the individual accounts outstanding and the Company’s prior history of uncollectible accounts receivable. The Company charged off uncollectible receivables when all reasonable collection efforts have been taken. As of December 31, 2013 and 2012, there was no provision for uncollectible trade accounts receivable. The Company does not accrue interest charges on delinquent accounts receivable. The accounts are generally unsecured.

F-7

AURIOS INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 1

Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates (Continued)

Inventory

Inventory, consisting primarily of finished goods, are stated at the lower of cost (first-in, first-out method) or market value. We regularly assess inventory quantities on hand and record provisions for excess and obsolete inventory based primarily on our estimated forecast of product demand. As of December 31, 2013 and 2012 there was no provision for obsolete inventory. Inventory at December 31, 2013 and 2012 was determined using a perpetual inventory system with periodic counts.

Deferred Income Taxes

Deferred income taxes are provided for under the asset and liability method, whereby deferred tax assets and liabilities are recognized for deductible temporary differences and operating loss carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that the carryforwards will not be utilized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Company’s policy is to classify any interest and penalties to income tax expense in the financial statements. During the years ended December 31, 2013 and 2012, the Company did not incur any penalties or interest related to income taxes.

Discount on Debt

During the year ended December 31, 2010, the Company issued convertible debt instruments together with detachable warrants. This resulted in a beneficial conversion feature and the value of the warrants creating a discount on the debt. The intrinsic value of a beneficial conversion feature inherent to a convertible note payable, which is not bifurcated and accounted for separately from the convertible note payable and may not be settled in cash upon conversion, is treated as a discount to the convertible note payable. This discount is amortized over the period from the date of issuance to the date the note is due using the straight line method which approximates the effective interest method. If the note payable is retired prior to the end of its contractual term, the unamortized discount is expensed in the period of retirement to interest expense.

In general, the beneficial conversion feature is measured by comparing the effective conversion price, after considering the relative fair value of detachable instruments included in the financing transaction, if any, to the fair value of the common shares at the commitment date to be received upon conversion.

New Accounting Pronouncements

There have been no recent accounting pronouncements issued which are expected to have a material effect on the Company’s financial statements.

Stock-Based Compensation

The Company recognizes stock-based compensation based on the fair value of the award on the date of grant. The fair value of option and warrant grants is estimated as of the date of grant utilizing the Black-Scholes option-pricing model.

F-8

AURIOS INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 1

Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates (Continued)

Earnings Per Share

The earnings per share accounting guidance provides for the calculation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity.

As of December 31, 2013 and 2012, warrants to purchase 247,489 shares of the Company’s common stock were not included in the determination of diluted loss per share, as they were antidilutive, and would decrease the loss per share. In addition, the notes payable and related accrued interest, were convertible into 325,533 and 314,947 shares of common stock as of December 31, 2013 and 2012, respectively, which also would have been anti-dilutive and have been excluded in the calculation of loss per share.

Fair Values of Financial Instruments

The carrying amounts of certain financial instruments, including cash and cash equivalents, accounts payable, and short-term loans approximate their fair values because of the relatively short-term maturity of these instruments, or for long-term debt based on borrowing rates currently available to the Company for loans with similar terms and maturities.

Note 2

Related Party Transactions

The Company had a note payable to a related party, TGE, in the amount of $-0- and $44,121 as of December 31, 2013 and 2012, respectively, bearing interest at a rate of 8.25%. All outstanding principal and interest was originally due and payable on December 15, 2010 and such date was extended several times to January 15, 2014. Effective May 31, 2013, the Company sold all of its assets relating to its vibration isolation products to TGE for a price of $62,161, which was the outstanding principal balance and accrued interest on the note due as of May 31, 2013. The assets included the existing product inventory and other assets, which was $1,155 and $474, respectively, at May 31, 2013, assembly devices, drawings, trade name and related intellectual property. The note payable to TGE has been satisfied by the exchange of the note for the assets, which extinguished the Company’s obligation to TGE.

AVT had granted the Company a non-exclusive world-wide license to sell its products under the patents AVT held (“AVT License”). The AVT License terminated on December 31, 2012 because AVT sold its business to a third party that is a competitor with the products of Aurios. As a result, earlier this year the Company indicated that it intended to sell its remaining inventory and this transaction helped the Company achieve this goal, as well as reduce its debt. Given the related party nature of the debt, the debt extinguished in excess of the carrying value of the assets was recorded as a contribution to capital in the amount of $61,812.

F-9

AURIOS INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 2

Related Party Transactions (Continued)

On March 26, 2010, TGE, the Company’s affiliate and former parent, assigned the Company its federally registered trademark “Aurios” in consideration for a payment of $100. On April 1, 2010, TGE assumed ownership from the Company of all parts and raw materials maintained in the inventory. The Company maintained only a finished goods inventory. Total purchases from TGE for the years ended December 31, 2013 and 2012 were $-0- and $8,223, respectively.

On December 15, 2010, the Company issued convertible promissory notes in the amount of $10,000 each to Ira J. Gaines, Paul Attaway, and Christian J. Hoffmann III, all of whom are principal shareholders of the Company, for a total of $30,000 that they loaned to the Company. Each note bears interest at a rate of 6.0% per annum with principal and interest due on December 14, 2011. In December 2011, the maturity date of the notes and, along with accrued interest, were extended to December 14, 2013. In December 2013, maturity was extended to December 15, 2014. The notes and any accrued interest are convertible into common stock of the Company at a rate of $0.30 per share. As of December 31, 2013 and 2012, there was accrued interest on the notes of $5,350 and $3,721, respectively. In addition, each note holder was issued 33,333 common stock warrants for a total of 99,999 warrants. The warrants vested immediately, have an exercise price of $0.30 per share and have a 10-year term expiring December 14, 2020. As a result of the warrants and the conversion feature, a discount was recorded on the debt in the amount of $15,000. The discount was amortized over the original one-year term of the debt.

On August 14, 2012, Ira J. Gaines, Paul Attaway and Christian J. Hoffmann III, respectively all of whom are principal shareholders of the Company, advanced a total of $6,820 to the Company. Each advance bears interest at a rate of 6.0% per annum, with principal and interest due on September 14, 2014. The notes and accrued interest on the notes are convertible into common stock of the Company at a rate of $0.30 per share. On November 26, 2012, Ira J. Gaines, Paul Attaway and Christian J. Hoffmann III, respectively all of whom are principal shareholders of the Company, advanced a total of $7,000 to the Company. Each advance bears interest at a rate of 6.0% per annum, with principal and interest due on November 26, 2014. The notes and accrued interest on the notes are convertible into common stock of the Company at a rate of $0.30 per share. As of December 31, 2013 and 2012, there was combined accrued interest on the August 2012 and November 2012 notes of $829 and nil, respectively.

On April 12, 2013, Ira J. Gaines, Paul Attaway and Christian J. Hoffmann, all of whom are principal shareholders of the Company, advanced a total of $7,025. We repaid these advances in September 2013 with interest at the rate of 6% per annum totaling approximately $116.

On November 25, 2013, Ira J. Gaines, Paul Attaway and Christian J. Hoffmann, III, respectively, all of whom are principal shareholders of the Company, advanced a total of $3,000 to the Company. Each advance bears interest at a rate of 6.0% per annum, with principal and interest due on November 24, 2014. As of December 31, 2013, there was accrued interest on the advances of $17.

During the years ended December 31, 2013 and 2012, the Company paid $13,248 and $13,772, respectively, in legal services to a firm in which a principal stockholder of Aurios is a partner. He also performed or supervised the legal services rendered by his law firm to the Company until it ceased its representation of the Company during 2013. As of December 31, 2013 and 2012, the Company owed its former law firm $70,897 and $58,760, respectively. In addition, on December 31, 2010, the Company issued a note to such firm representing $44,248 in outstanding invoices that the Company owed. The note bears interest at a rate of 3.0% per annum, with all outstanding principal and interest due on January 15, 2012, or earlier upon the occurrence of certain events. In January 2012, the maturity date of the note was extended to January 14, 2013. In January 2013, maturity was extended to January 15, 2014. In January 2014, the maturity was extended to December 15, 2014. The note is convertible into shares of the Company’s common stock at a rate of $0.30 per share. As of December 31, 2013 and 2012, there was accrued interest on the note of $4,041 and $2,695, respectively. The law firm was also issued 147,490 common stock warrants, which vested immediately, have an exercise price of $0.30 per share, and have a 10-year term expiring December 30, 2020. As a result of the warrants and the conversion feature, a discount was recorded on the debt in the amount of $22,124 in 2010. The discount was amortized over the original one year term of the debt. During the years ended December 31, 2013 and 2012, the Company recorded interest expense related to the discount of $0 and $1,702, respectively. As of December 31, 2013 and 2012, there was no remaining unamortized discount.

F-10

AURIOS INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 2

Related Party Transactions (Continued)

The convertible debts’ if-converted value is less than the carrying amount of its principal and accrued interest by approximately $72,000 at December 31, 2013.

Note 3

Concentration of Credit Risk

The Company maintains cash accounts at a financial institution. At December 31, 2013 and 2012, the Company had no uninsured cash and cash equivalents.

For the year ended December 31, 2012, the Company had 93% of sales to four customers. As of December 31, 2012 receivables from these customers were $0.

Note 4

Other Income

On November 10, 2011 the Company entered into an agreement with FastLane Retail Systems, Inc. (“FastLane”) under which it agreed to negotiate only with FastLane regarding a possible transaction until January 10, 2012. FastLane paid the Company $16,500 in consideration for entering into this agreement. The payment was non-refundable except if the Company violated its terms. The agreement expired on January 10, 2012 with no definitive agreement between the parties and the income was recognized at that time as other income.

On February 3, 2012 the Company entered into another agreement with FastLane under which it agreed to negotiate only with FastLane regarding a possible transaction. FastLane paid the Company $10,000 in consideration for entering into this agreement, which was to expire on March 30, 2012. The payment was non-refundable except if the Company violated its terms. The agreement expired on March 30, 2012 with no definitive agreement between the parties and the income was recognized at that time as other income.

On March 27, 2012 the Company entered into another agreement with FastLane under which it agreed to negotiate only with FastLane regarding a possible transaction. FastLane paid the Company $15,000 in consideration for entering into this agreement, which expired on May 1, 2012. The payment was non-refundable except if the Company violated its terms. The agreement expired on May 1, 2012 with no definitive agreement between the parties and the income was recognized at that time as other income.

On April 30, 2012 the Company entered into another agreement with FastLane under which it agreed to negotiate only with FastLane regarding a possible transaction. FastLane paid the Company $9,150 in consideration for entering into this agreement, which was to expire on May 30, 2012. The payment was non-refundable except if the Company violates its terms. The agreement expired on May 30, 2012 with no definitive agreement between the parties and the income was recognized at that time as other income.

F-11

AURIOS INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

The Company received a deposit of $12,000 in February 2013 from a third party with whom it was discussing a possible merger transaction. Such deposit was forfeited when no transaction occurred between the parties and was recognized at that time as other income.

On July 31, 2013 Argent Offset, LLC, a third party, advanced $10,000 to the Company. The promissory note that the Company issued to the lender bears interest at the rate of 10% per annum and is due 180 days from the date of issuance. The note is unsecured and the Company used the proceeds for working capital. The Company and Argent entered into a standstill agreement in September 2013 in anticipation of a possible transaction between them. Argent made payments of $10,200 under such agreement. Argent subsequently defaulted under the agreement and the note was cancelled and the Company retained all amounts Argent loaned and paid to the Company under the terms of the agreement.

Note 5

Stockholders’ Equity (Deficit)

Stock Options:

The Company, under its 2007 Stock Option Plan, is authorized to grant options for up to 625,000 shares of common stock, no par value. Options may be granted as incentive stock options or nonqualified stock options. Incentive stock options shall not be granted at less than one hundred percent (100%) of the fair market value of the common stock on the date of the grant, and have exercise terms of up to ten years with vesting periods determined at the discretion of the Company’s board of directors. As of December 31, 2013 no stock options had been granted.

Warrants:

The fair value of warrant grants is estimated as of the date of grant utilizing the Black-Scholes option-pricing model with the following weighted average assumptions for all grants: 5 year expected life of warrants using the “plain vanilla method”, which management believes approximates the actual expected term, risk-free interest rates of 2.01% - 2.11%, volatility of approximately 32.4%, and a 0% dividend yield.

On December 15, 2010, the Company granted warrants to purchase shares of common stock at $0.30 per share to Ira Gaines, Paul Attaway, and Christian Hoffmann, III, respectively, all of whom are principal shareholders of the Company, each were issued 33,333 common stock warrants for a total of 99,999 total warrants. The warrants vested immediately, have an exercise price of $0.30 per share and have a 10 year term expiring December 14, 2020. The Company valued the warrants at $0.10 per warrant using the Black-Scholes option pricing model.

On December 31, 2010, the Company granted 147,490 warrants to purchase shares of common stock at $0.30 per share to its former law firm of Quarles & Brady LLP. The warrants vested immediately, have an exercise price of $0.30 per share and have a 10-year term expiring December 30, 2020. The Company valued the warrants at $0.10 per warrant using the Black-Scholes option pricing model.

Warrants Outstanding and Exercisable

Weighted
Average
	Weighted		Remaining
	Average	Aggregate	Contractual
Number of	Exercise	Intrinsic	Life
Shares	Price	Value	(In Years)

247,489	$0.30	$-	6.99

F-12

AURIOS INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 6

Income Taxes

The provisions for income tax expense consist of the following:

	Year Ended
	December 31,
	2013	2012
Deferred:
Income tax benefit at statutory rates	$8,700	$5,600
Valuation allowance of net operating loss	(8,700)	(5,600)
	$-	$-

The Company’s deferred tax asset consists of the following:

	2013	2012
Deferred tax asset:
Net operating loss carryforward	$182,500	$173,800
Less: Valuation allowance	(182,500)	(173,800)
Net deferred tax asset	$-	$-

As of December 31, 2013 and 2012, the Company had net operating loss carryforwards of approximately $468,000 and $446,000, respectively. The loss carryforwards, unless utilized, will expire from 2027 through 2033.

Our federal and state tax returns are subject to changes upon examination. For federal income tax purposes, years 2010 through 2013 are open for examination and for state income tax purposes the years 2009 through 2013 are open for examination.

Note 7

Subsequent Events

On January 3, 2014, we entered into a letter of intent (“LOI”) with iPure, Inc. for a possible merger transaction. Pursuant to the terms of the LOI, iPure was to deposit $150,000 into an escrow account on or before January 8, 2014 and $25,000 was released as a non-refundable deposit. As of January 31, 2014, iPure had failed to consummate the transaction and the deposit was forfeited.

F-13

AURIOS INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 8

Going Concern

The Company has incurred an accumulated deficit and has had negative cash flows from its operations. Realization of the Company’s assets is dependent upon the Company’s ability to meet its future financing requirements and the success of future operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company has no expansion plans that would require significant infusions of capital into its operations; however, it expects that it will need additional working capital in the next twelve months if it does not generate positive cash flow from operations. No assurances can be given that the Company will be able to raise such additional capital, when needed or at all, or that such capital, if available, will be on terms acceptable to the Company. If the Company is unable to raise additional funds, it could be required to either substantially reduce or terminate its operations.

F-14